EXHIBIT 10.50

WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY

QUOTA SHARE REINSURANCE CONTRACT

EFFECTIVE JANUARY 1, 2001

issued to

PAULA INSURANCE COMPANY

PASADENA, CALIFORNIA

(hereinafter called the "Reassured")

by

EVEREST REINSURANCE COMPANY

DELAWARE

(hereinafter called the "Reinsurer")

INDEX

ARTICLE

PREAMBLE

I.	BUSINESS COVERED

II.	COMMENCEMENT AND TERMINATION

III.	TERRITORY

IV.	EXCLUSIONS

V.	QUOTA SHARE PARTICIPATION

VI.	PREMIUM

VII.	ORIGINAL CONDITIONS

VIII.	CEDING COMMISSION

IX.	LOSS AND LOSS SETTLEMENTS

X.	LOSS IN EXCESS OF POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS

XI.	ACCOUNTS AND REPORTS

XII.	ERRORS AND OMISSIONS (BRMA 14F)

XIII.	ACCESS TO RECORDS (BRMA 1D)

XIV.	ARBITRATION

XV.	TAXES (BRMA 50B)

XVI.	CURRENCY (BRMA 12A)

XVII.	INSOLVENCY

XVIII.	OFFSET (BRMA 36C)

XIX.	INTERMEDIARY (BRMA 23A)

ATTACHMENTS

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE

USA (BRMA 35A)

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE

CANADA (BRMA 35D)

NEVADA POLICY RECAP REPORT

PREAMBLE

Whenever the word "Reassured" is used in this Contract, same shall be held to include any or all of the affiliated casualty insurance companies, which are or may hereafter be under common control.

ARTICLE I

BUSINESS COVERED

                A.            This Contract applies to all policies, except as hereinafter excluded, written and classified by the Reassured as Workers' Compensation and Employer's Liability becoming effective at and after 12:01 a.m., January 1, 2001, underwritten by the Reassured for original policyholders with exposures subject to the Workers Compensation laws of the states of California, Oregon, Arizona, New Mexico, Alaska, Nevada (as per attached Schedule) and Idaho.

                B.            For the first Contract Year, the Reassured agrees that the total written ground-up premium for business covered hereunder shall not exceed $120,000,000 or so deemed. Should this be exceeded, the Reassured shall hold all such Policies written after this total has been exceeded as net for its own account.

                C.            The term "policies", whenever used hereunder, shall mean all binders, policies, contracts or certificates of insurance.

ARTICLE II

COMMENCEMENT AND TERMINATION

                A.            This Contract shall incept at 12:01 a.m., Local Standard Time, January 1, 2001 at the location of the risk, and shall apply to new and renewal policies attaching on or after January 1, 2001, and shall remain in force for an indefinite period, but either party shall have the right to cancel on any January 1 by giving at least ninety (90) days prior written notice by certified or registered mail. The first Contract Year shall be the period of January 1, 2001 through January 1, 2002 and each such annual period thereafter shall constitute a separate Contract Year.

                B.            In the event of the termination of this Contract, at the Reassured's option:

1.                                       The Reinsurers shall remain liable for all cessions in force at termination of this Contract; however, the liability of the Reinsurers shall cease with respect to losses occurring subsequent to the first anniversary, natural expiration or cancellation of each policy ceded, whichever first occurs, but in no event for any losses occurring more than twelve months after each such termination; and the Reassured shall continue to pay the reinsurance premium earned on policies covered hereunder as described in the Accounts and Reports Article; or

2.                                       The Reinsurers shall be relieved of all liability hereunder for any losses occurring subsequent to termination of this Contract. However, the Reinsurers shall continue to be liable for their proportionate share of the outstanding losses (reported or unreported) on policies covered hereunder with a date of loss prior to termination. The Reassured shall not remit any additional premium, earned subsequent to termination, on policies covered hereunder. The Reinsurers shall refund to the Reassured the unearned reinsurance premium applicable to the unexpired liability (calculated on a pro rata basis) less the commission allowed by the Reinsurers thereon.

                C.            If this Contract is terminated while a loss covered hereunder is in progress, it is agreed that, subject to the other conditions of this Contract, the Reinsurers shall indemnify the Reassured as if the entire loss had occurred during the term of this Contract.

                D.            Notwithstanding any other provision of this Contract, in the event that any policy is required by statute or departmental regulation or order to be continued in force, the Reinsurers will continue to remain liable with respect to each such policy until the Reassured may legally cancel, non-renew or otherwise eliminate liability under such policy or policies.

                E.             Notwithstanding the above, either the Reassured or the Reinsurers may terminate this Contract at any time by the giving of 30 days notice in writing to the other party upon the happening of any one of the following circumstances:

1.                                       A State Insurance Department or other legal authority orders the other party to cease writing business; or

2.                                       The other party becomes insolvent or is placed into liquidation or receivership (whether voluntary or involuntary), or proceedings are instituted against it for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations; or

3.                                       The other party's policyholders' surplus as of December 31, 2000 is reduced by more than 20% during the term of this Contract; or

4.                                       The other party becomes merged with, acquired or controlled by any company, corporation or individual(s) not controlling the party's operations at the inception of this Contract; or

5.                                       The other party's A.M. Best rating is downgraded below B-; or

6.                                       The other party reinsures its entire liability under this Contract without the other party's prior written consent.

In the event of termination of this Contract under the terms of this paragraph, the Reinsurers liability shall be terminated in accordance with paragraph B. above.

ARTICLE III

TERRITORY

The territorial limits of this Contract shall be identical with those of the Reassured's original policies.

ARTICLE IV

EXCLUSIONS

                A.            This Contract shall not cover:

1.                                       Business classified as:

a.                                       Underground Mining;

b.                                      Railroad Liability, including operation of any carrier on rails, or Federal Railroad Act;

c.                                       Aviation, other than incidental industrial aid;

d.                                      Ocean Marine, including Protection and Indemnity when covering passenger ships;

e.                                       USL&H;

f.                                         Kidnap and Ransom, and Political Risk;

g.                                      SEC Liability; and

h.                                      Professional Liability, when written as such.

2.                                       Liability of the Reassured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed; which provides for any assessment of or payment or assumption by the  Reassured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

3.                                       Reinsurance Assumed, except internal pooling and reinsurance agreements among the various companies named as "Reassured".

4.                                       Loss or liability excluded by the provisions of the "Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A." and "Nuclear Incident Exclusion Clause - Liability - Reinsurance - Canada" attached to and forming part of this Contract.

5.                                       Business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

6.                                       Regarding interests which at time of loss or damage are on shore, no liability shall attach hereto for any loss or damage which is occasioned by war,  invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

This exclusion shall not, however, apply to interests which at time of loss or damage are within the territorial limits of the United States of America (comprising the fifty States of the Union and the District of Columbia and including Bridges between the U.S.A. and Mexico, provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under policies, endorsements, or binders containing a standard war or hostilities or warlike operations exclusion clause.

Nevertheless, this exclusion shall not be construed to apply to riots, strikes, civil commotion, vandalism, malicious damage, including acts committed by the agent of any government, party, or faction engaged in war, hostilities, or other warlike operations, providing such agent is acting secretly and not in connection with any operation of military or naval armed forces in the country where the interest insured is situated.

 7.                                    Manufacture, Storage, Distribution, Installation, Transportation or Removal of Asbestos or Asbestos products unless unknown to the Reassured, and when known by the Reassured, cancellation shall be effected within the time permitted by regulating authorities.

As respects Storage, Distribution, Installation, Transportation only, this exclusion shall not apply to manufactured products containing asbestos as an incidental ingredient, e.g. brake pads.

                B.            If the Reassured is bound, without the knowledge and contrary to the instructions of the Reassured's supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in this Article, the exclusion shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Reassured acquires knowledge thereof.

                C.            Insurance covering insureds regularly engaged in operations not excluded hereunder, but whose operations may occasionally include one or more classes excluded above, shall not be excluded from the coverage afforded by this Contract, provided said operations are incidental to the main operations of the insured. For other than USL&H, the Reassured shall be the sole judge of the meaning of the word "incidental". For USL&H incidental shall be defined as payroll for USL&H of less than 10% of the total payroll for any one insured.

ARTICLE V

QUOTA SHARE PARTICIPATION

                A.            The Reassured agrees to cede and Reinsurers agree to accept a 50.0% (being $125,000) part of a 75.0% Quota Share of $250,000 each and every loss occurrence. The quota share amount may be adjusted any July 1 or January 1 on a prospective basis at terms to be agreed, subject to a minimum Reinsurers participation of 35.0% (being $87,500) part of a 75.0% quota share of $250,000 each and every loss occurrence.

                B.            The Reassured shall retain a minimum of 25.0% of $250,000 each and every loss occurrence.

                C.            The term "Occurrence" as used hereunder shall be construed to mean any one Accident or series of Accidents arising out of one event.

                D.            The Reassured may purchase facultative and excess of loss reinsurance at its discretion.

ARTICLE VI

PREMIUM

                A.            The Reassured shall cede to the Reinsurers their proportionate share of the Net Subject Earned Premium on all policies covered under this Contract, less ceding commission.

                B.            Net Subject Earned Premium ("NSEP") for policies covered hereunder and as used hereunder shall mean written premium net of cancellation and returns, less the unearned portion thereof as of the date of calculation, and less the earned portion of premiums paid for inuring reinsurance.

                C.            The allowance for inuring excess of loss reinsurance shall be deemed to be 5.0% of the premium otherwise ceded hereunder at the inception of this Contract and may be increased  by up to 1.0% for a total allowance of 6.0%, in the event the specified inuring excess of loss reinsurance cost is increased at July 1, 2001 or thereafter but during the term of this Contract. The Reassured is obligated to provide written evidence of the terms and conditions and the percentage increase in costs of the inuring excess of loss reinsurance at the time such change occurs.

ARTICLE VII

ORIGINAL CONDITIONS

                                All amounts ceded hereunder shall be subject to the same gross rates and to the same clauses, conditions, and modifications of the Reassured's policies and the Reinsurers shall pay losses as may be paid thereon and shall follow the settlements of the Reassured, subject always to the limits, terms and conditions of this Contract.

ARTICLE VIII

CEDING COMMISSION

                A.            The Reinsurers shall allow the Reassured a provisional commission of 32.0% of reinsurance premium ceded hereunder. The Reassured shall allow the Reinsurers return commission on return premiums at the same rate. It is expressly agreed that this commission allowance includes provision for all acquisition costs, premium taxes, boards and bureaus, administrative fees, dividends and for all other expenses of whatever nature except Allocated Loss Adjustment Expenses.

B.            The provisional commission shall be adjusted 24 months from inception of the first Contract Year and annually thereafter until all losses are settled. If this Contract is terminated, the final Contract period will be from the beginning of the then current Contract Year through the date of termination.

C.            The provisional commission adjustment shall be calculated as follows for each Contract Year:

1.                                       If the ratio of losses incurred to premiums earned (loss ratio) is 64.0% or greater, the adjusted commission rate shall be 32.0%.

2.                                       If the loss ratio is below 64.0%, the ceding commission shall be increased by 100.0% of the difference between 64.0% and 63.0% loss ratio. In addition, if the loss ratio is below 63.0%, the ceding commission shall be increased by 50.0% of the amount the loss ratio is below 63.0%.

"Losses incurred" as used hereunder shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, including an allowance for losses and loss adjustment expenses Incurred But Not Reported ("IBNR"), as respects business subject to this Contract.

Losses incurred including the allowance for "IBNR" shall be calculated according to the following schedule;

Commission Adjustment Date	24 Months after inception	36 Months after inception	48 Months after inception	60 Months after inception	72 Months after inception	84 Months after inception	96 Months after inception
	(Incurred Losses + LAE) + 22.5% of NSEP	(Incurred Losses + LAE) + 10.0% of NSEP	(Incurred Losses + LAE) + 5.0% of NSEP	(Incurred Losses + LAE) + 3.0% of NSEP	(Incurred Losses + LAE) + 2.0% of NSEP	(Incurred Losses + LAE) + 1.5% of NSEP	(Incurred Losses + LAE) + 1.0% of NSEP

Each calculation of the commission adjustment shall be based on cumulative transactions hereunder from the beginning of the Contract Year through the date of calculation. If the adjusted commission is greater than commissions previously allowed by the Reinsurers, the Reinsurers shall remit the difference to the Reassured. If the adjusted commission is greater than commissions previously allowed by the Reinsurers, the Reisurers shall remit the difference to the Reassured. Payment by either party shall be within 30 days after receipt and verification of the Reassured's report.

D.            Notwithstanding any other provision of this Article, ninety-six (96) months or later after the inception of the Contract Year, the Reassured may request that the Reinsurer set the final commission level as respects such Contract Year thereby eliminating the need for commission adjustments until all losses are settled as respects such Contract Year. The Reinsurer shall be obligated to set the final commission allowance at the Reassured's request. However, the Reassured does not have to accept the final commission allowance offered by the Reinsurer and shall have the option to continue annual adjustments until all losses are finally settled.

ARTICLE IX

LOSS AND LOSS SETTLEMENTS

A.            The Reinsurers shall be liable for their proportionate share of the actual loss incurred by the Reassured under policies covered hereunder, after deducting all recoveries, all salvage and all amounts due from any other reinsurance, including facultative, whether collected or not.

Such loss shall include sums paid in settlement of claims and suits and in satisfaction of judgments, including prejudgment interest when added to a judgment.

B.            Without regard to the limit contained in ARTICLE V, QUOTA SHARE PARTICIPATION, Reinsurers shall also be liable, for their proportionate share of all loss adjustment expenses. Further, Reinsurers shall be liable for one additional per occurrence limit of any Losses in Excess of Policy Limits and/or any Extra Contractual Obligations, as further defined in ARTICLE X, LOSS IN EXCESS OF POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS, which are incurred by the Reassured. Allocated Loss Adjustment Expenses shall include but not be limited to : a) expenses sustained in connection with settlement and litigation of claims and suits, satisfaction of judgments, resistance to or negotiations concerning a loss, b) legal expenses and costs incurred in connection with coverage questions regarding specific claims and legal actions, including declaratory judgment actions, connected thereto, c) all interest on judgments other than prejudgment interest when added to a judgment, d) expenses sustained to obtain recoveries, salvages or other reimbursements, or to secure the reverse or reduction of a verdict or judgment, and e) per unit claims file fee.

C.            All loss settlements made by the Reassured, within the terms and conditions of this Contract, shall be unconditionally binding upon the Reinsurers, and the Reinsurers agree to pay or allow, as the case may be, their share of each such settlement in accordance with this Contract.

ARTICLE X

LOSS IN EXCESS OF POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS

A.            Reinsurers shall protect the Reassured for their proportionate share of Loss In Excess of Policy Limits and/or Extra Contractual Obligations in accordance with the provisions of ARTICLE V, QUOTA SHARE PARTICIPATION, of this Contract, subject to a limit not to exceed one additional per occurrence limit.

B.            "Loss in Excess of Policy Limits" (XPL) means any amount paid or payable by the Reassured in connection with loss in excess of the limit of the subject original Policy, such loss in excess of the limit having been incurred because of failure by it to settle within the Policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

C.            "Extra Contractual Obligations" (ECO) means those liabilities not covered under any other provision of this Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Reassured to settle within the Policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

D.            A Loss in Excess of Policy Limits and/or an Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered under the Reassured's original Policy and shall constitute part of the original loss.

E.             However, this Article shall not apply where the Loss in Excess of Policy Limits and/or Extra Contractual Obligation has been incurred due to fraud and/or criminal act(s) by a member of the Board of Directors or a corporate officer of the Reassured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

F.             Recoveries, whether collectible or not, including any retentions and/or deductibles, from any other form of insurance or reinsurance which protects the Reassured against any loss or liability covered under this Article shall inure to the benefit of the Reinsurers and shall be deducted from the total amount of any Loss in Excess of Policy Limits and/or Extra Contractual Obligation in determining the amount of Loss in Excess of Policy Limits and/or Extra Contractual Obligation which shall be included in the calculation of Loss under this Contract.

G.            The Reassured shall be indemnified in accordance with this Article to the extent permitted by applicable law.

ARTICLE XI

ACCOUNTS AND REPORTS

A.        Within sixty (60) days after the end of each month, the Reassured shall furnish the Reinsurers with a report summarizing:

1.         Net Subject Earned Premium for the month;

2.         Unearned Premium Reserves;

3.         Premium written for the month (including Reassured's estimated annual premium);

4.         Net Premium ceded less commission;

5.                           Loss and Loss Adjustment Expense paid during the month (less any applicable salvage and subrogation recoveries);

6.         Loss and Loss Adjustment Expense Reserves.

The positive balance of (4) less (5) shall be remitted by the Reassured with its report. Any balance shown to be due the Reassured shall be remitted by the Reinsurer as soon as practicable, but no later than 15 days after receipt of the Reassured's report.

B.        In addition, the Reassured shall furnish the Reinsurers an annual statement showing the total reserves for outstanding losses including loss adjustment expense and such other information as may be required by the Reinsurers for completion of their NAIC annual statements.

C.        Should payment due from the Reinsurers exceed $100,000 as respects any one loss, the Reassured may give the Reinsurers notice of payment made or its intention to make payment on a certain date. If the Reassured has paid the loss, payment shall be made by the Reinsurers immediately.

D.        If the Reassured intends to pay the loss by a certain date and has submitted a satisfactory proof of loss or similar document, payment shall be due from the Reinsurers twenty–four (24) hours prior to that date, provided the Reinsurers have a period of five (5) working days after receipt of said notice to dispatch the payment. Cash loss amounts specifically remitted by the Reinsurers as set forth hereunder shall be credited to their next monthly account.

E.         The Reassured shall remit individual reports for claims reserved at $100,000 or above and all claims involving a fatality, amputation, spinal cord damage, brain damage, blindness, extensive burns or multiple fractures regardless of liability or loss reserve amount.

ARTICLE XII

ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE XIII

ACCESS TO RECORDS (BRMA 1D)

The Reinsurers or their designated representatives shall have access at any reasonable time to all records of the Reassured which pertain in any way to this reinsurance.

ARTICLE XIV

ARBITRATION

A.        As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

B.        One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C.        If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the third arbitrator shall be selected by the American Arbitration Association.

D.        All arbitrators shall be disinterested active or former executives of insurance or reinsurance companies or Underwriters at Lloyd's, London with expertise or experience in the area being arbitrated.

E.         Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

F.         The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Los Angeles, California, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of California. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

G.        The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within 60 days following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

H.        If more than one Reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Reassured to each of the Reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such Reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the Reinsurers under the terms of this Contract from several to joint.

I.          Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney fees, to the extent permitted by law

ARTICLE XV

TAXES (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Reassured will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE XVI

CURRENCY (BRMA 12A)

A.        Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.        Amounts paid or received by the Reassured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reassured.

ARTICLE XVII

INSOLVENCY

                A.            In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the Reassured or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification on the basis of the liability of the Reassured without diminution because of the insolvency of the Reassured or because the liquidator, receiver, conservator or statutory successor of the Reassured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reassured shall give written notice to the Reinsurers of the pendency of a claim against the Reassured indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurers within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurers may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reassured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurers shall be chargeable, subject to the approval of the Court, against the Reassured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reassured solely as a result of the defense undertaken by the Reinsurers.

                B.            Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Reassured.

                C.            It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurers to the Reassured or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Reassured or (2) where the Reinsurers with the consent of the direct insured or insureds has assumed such policy obligations of the Reassured as direct obligations of the Reinsurers to the payees under such policies and in substitution for the obligations of the Reassured to such payees.

                D.            It is agreed by the parties that all amounts owing under this Contract were incurred and owing on the inception date of this Contract, notwithstanding that the due date for payment is any date subsequent to the inception date.

ARTICLE XVIII

OFFSET (BRMA36C)

                The Reassured and the Reinsurers shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

ARTICLE XIX

INTERMEDIARY (BRMA 23A)

                Towers Perrin Reinsurance is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Reassured or the Reinsurers through Towers Perrin Reinsurance, Mellon Bank Center, 1735 Market Street, Philadelphia, Pennsylvania, 19103-7501. Payments by the Reassured to the Intermediary shall be deemed to constitute payment to the Reinsurers. Payments by the Reinsurers to the Intermediary shall be deemed to constitute payment to the Reassured only to the extent that such payments are actually received by the Reassured.

                Signed in Liberty Corner, New Jersey, this 11th day of July, 2001,

EVEREST REINSURANCE COMPANY

BY	/s/ Frederick J. Ruck
TITLE	V.P.

                and signed in Pasadena, California, this 27th day of August, 2001.

PAULA INSURANCE COMPANY

BY	/s/ James A. Nicholson
TITLE	Sr. V.P. C.F.O.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE U.S.A. (BRMA 35A)

1.                                       This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.                                       Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph 2 from the time specified in Clause III in this paragraph 2 shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision*

I.                                         It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction) (bodily injury or property damage) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.                                     Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.                                 The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)                                  become effective on or after 1st May, 1960, or

(b)                                 become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph 2 shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

3.                                       Except for those classes of policies specified in Clause II of paragraph 2 and without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages;

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad), Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph 3, the following provision (specified as the Broad Exclusion Provision);

Broad Exclusion Provision*

It is agreed that the policy does not apply:

I.                                         Under any Liability Coverage, to (injury, sickness, disease, death or destruction) (bodily injury or property damage)

(a)                                  with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)                                 resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.                                     Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical relief) (first aid) to expenses incurred with respect to (bodily injury, sickness, disease or death) (bodily injury) resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

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III.                                 Under any Liability Coverage, to (injury, sickness, disease, death or destruction) (bodily injury or property damage) resulting from the hazardous properties of nuclear material, if

(a)                                  the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured, or (2) has been discharged or dispersed therefrom:

(b)                                 the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)                                  the (injury, sickness, disease, death or destruction) (bodily injury or property damage) arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property of such nuclear facility) (property damage to such nuclear facility and any property thereat).

IV.                                 As used in this endorsement:

"Hazardous properties" include radioactive, toxic or explosive properties; "nuclear material" means source material, special nuclear material or byproduct material; "source material", "special nuclear material", and "byproduct material" have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; "spent fuel" means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; "waste" means any waste material (1) containing byproduct material other than tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content, and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; "nuclear facility" means:

(a)                                  any nuclear reactor,

(b)                                 any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)                                  any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)                                 any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "nuclear reactor" means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word "injury" or "destruction")

("property damage" includes all forms of radioactive contamination of property.)

(Includes all forms of radioactive contamination of property.)

V.                                     The inception dates and thereafter of all original policies affording coverages specified in this paragraph 3, whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph 3 shall not be applicable to:

(i)                                     Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)                                  statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

4.             Without in any way restricting the operation of paragraph 1 of this Clause, it is understood and agreed that paragraphs 2 and 3 above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters' Association or the Independent Insurance Conference of Canada.

*NOTE:  The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to the original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE

CANADA (BRMA 35D)

I.              This Agreement does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

II.            Without in any way restricting the operation of paragraph 1 of this clause, it is agreed that for all purposes of this Agreement all the original liability contracts of the Reassured, whether new, renewal or replacement, of the following classes, namely:

Personal Liability

Farmers' Liability

Storekeepers' Liability

which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Limited Exclusion Provision

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limits of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

III.           Without in any way restricting the operation of paragraph 1 of this clause, it is agreed that for all purposes of this Agreement all the original liability contracts of the Reassured, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers' Liability, Storekeepers' Liability or Automobile Liability contracts), which become effective on or after 31st December 1984, shall be deemed to include from their inception dates and thereafter, the following provision:

Broad Exclusion Provision

It is agreed that this Policy does not apply:

A.                                   To liability imposed by or arising under the Nuclear Liability Act; nor

B.                                     To bodily injury or property damage with respect to which an Insured under this policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

C.                                     To bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

1.                                       the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured.

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2.                                       the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

3.                                       the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be useable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an insured.

As used in this Policy:

I.          The term "nuclear energy hazard" means the radioactive, toxic, explosive or other hazardous properties of radioactive material.

II.                         The term "radioactive material" means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy.

III.       The term "nuclear facility" means:

A.                       Any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

B.                         Any equipment or device designed or used for (1) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste;

C.                         Any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

D.                        Any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;

and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

IV.                     The term "fissionable substance" means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

V.        With respect to property, loss of use of such property shall be deemed to be property damage.

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PAGE 1	WORKERS COMP POLICIES	DATE – 4/16/01
PROG NAME – WCB037	PAULA INSURANCE COMPANY – NEVADA	REPT #-613

SELECTION:     NEVADA 2001 POLICY YEAR

		EFFECTIVE DATES
INSUREDS NAME OR DBA	POLICY NUMBER	FROM	TO	CANC. DATE	BUSN CODE
MED MART BRANDEN	2700101	1/01/01	1/01/02		2709
REMCON CONSTRUCT	2700106	1/01/01	1/01/02		2702
CLEAR SPAN TENTS	2700112	1/01/01	1/01/02		2702
KYOTO BOWL CORP	2700113	1/06/01	1/06/02		2706
THOMAS BOBRICK	2700115	1/01/01	1/01/02		2702
ERBACON, INC.	2700116	1/22/01	1/22/02		2702
ROMAN MARBLE COMP	2700120	1/01/01	1/01/02		2702
CISCOS TACOS	2700121	1/01/01	1/01/02		2706
SOUTHWEST ENTERPR	2700123	2/01/01	2/01/02		2702
NEVADA CATTLEMEN	2700125	1/01/01	1/01/02		2700

INSUREDS NAME OR DBA	EXP MD%	TOTAL $ RESERVES	TOTAL $ PAID	LOSS RATIO	ESTIMATED ANN. PREM	DIVIDENDS PAID
MED MART BRANDEN	83	0.00		.0	10,605.00	.00
REMCON CONSTRUCT	110	0.00		.0	17,312.00	.00
CLEAR SPAN TENTS	122	0.00		.0	27,345.00	.00
KYOTO BOWL CORP	104	0.00		.0	6,892.00	.00
THOMAS BOBRICK	100	0.00		.0	3,299.00	.00
ERBACON, I NC.	100	0.00		.0	595.00	.00
ROMAN MARBLE COMP	100	0.00		.0	1,247.00	.00
CISCOS TACOS	100	0.00		.0	991.00	.00
SOUTHWEST ENTERPR	100	0.00		.0	2,622.00	.00
NEVADA CATTLEMEN	100	0.00		.0	619.00	.00

ENDORSEMENT NO. 1

EFFECTIVE JULY 1, 2001

to

WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY

QUOTA SHARE REINSURANCE CONTRACT

EFFECTIVE JANUARY 1, 2001

issued to

PAULA INSURANCE COMPANY

PASADENA, CALIFORNIA

by

EVEREST REINSURANCE COMPANY

DELAWARE

It is understood and agreed that effective July 1, 2001 at 12:01 a.m., this Contract is amended as follows:

ARTICLE V, QUOTA SHARE PARTICIPATION,  Paragraph A., is amended to read,

A.  The Reassured agrees to cede and Reinsurers agree to accept a 30.00% (being $75,000) part of a 75.00% quota share of $250,000 each and every loss occurrence. The quota share amount may be adjusted at any July 1 or January 1 on a prospective basis at terms to be agreed, subject to a minimum Reinsurers' participation of 30.00% (being $75,000) and a maximum of 50.00% (being $125,000) part of a 75.00% quota share of $250,000 each and every loss occurrence.

All other terms and conditions remain unchanged.

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Signed in Liberty Corner, New Jersey, this 28th day of November, 2001,

EVEREST REINSURANCE COMPANY

BY	/s/ Frederick J. Ruck

TITLE	V.P.

and signed in Pasadena, California, this 10th day of December, 2001.

PAULA INSURANCE COMPANY

BY	/s/ James A. Nicholson

TITLE	Sr. V.P./C.F.O.

ENDORSEMENT NO. 1

EFFECTIVE JULY 1, 2001

to

WORKERS' COMPENSATION AND EMPLOYERS LIABILITY

QUOTA SHARE REINSURANCE CONTRACT

EFFECTIVE JANUARY 1, 2001

issued to

PAULA INSURANCE COMPANY

PASADENA, CALIFORNIA

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